Exhibit 99.1

Correction — CONSOL Energy Inc.

In the news release, CONSOL Energy Announces Second Quarter Results Net Income Improves 148%, EBITDA Improves 13%, issued earlier today by CONSOL Energy Inc. (NYSE: CNX) over PR Newswire, we are advised by the company that in the table titled “Outlook”, the line item EBITDA should read “$82 — $87” rather than “$87 — $92” as originally issued inadvertently. The complete corrected table follows:

Outlook

Quarter Ending September 30, 2004
Coal Production	16.6 - 17.2
Coal Sales - Company Produced	16.6 - 17.2
Averaged Realized Price/Ton	$29.20 — $29.50
Committed Coal Sales - 2004	Sold Out
Gas Production/Sales Volumes	14.0 - 14.4 (gross)
12.3 - 12.6 (net)
Fixed Prices Gas Sales	11.9 @ $4.85
CAPEX	$115 — $130
Net Income/Share	$0.05 — $0.10
Net Cash from Operating Activities	$80 — $90
EBITDA	$82 — $87
Diluted Shares Outstanding	90.667

Coal sales and production in millions of tons. Gas volumes in billions of cubic feet; gas prices in dollars per thousand cubic feet; gas volumes and prices include CONSOL Energy’s portion of production from equity affiliates; CAPEX in millions; Net Cash from Operating Activities in millions; shares outstanding in millions. “Committed sales” tons include both executed contracts and expected sales where terms largely have been agreed upon with a customer, but for which signed contracts have yet to be executed.